Exhibit 99.1

GLOWPOINT, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the
Stockholders of Glowpoint, Inc.

We have audited the accompanying consolidated balance sheet of Glowpoint, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Glowpoint, Inc. and subsidiaries as of December 31, 2004 and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 3, the Company has restated its consolidated financial statements.

Eisner LLP

New York, New York
March 15, 2006

With respect to Note 3,
January 16, 2007

GLOWPOINT, INC.
CONSOLIDATED BALANCE SHEET
December 31, 2004
(In thousands, except par value)
(Restated-Note 3)

ASSETS
Current assets:
Cash and cash equivalents	$4,497
Escrowed cash	337
Accounts receivable, net of allowance for doubtful accounts of $305	1,872
Receivable from Gores Technology Group	2,371
Prepaid expenses and other current assets	554
Total current assets	9,631
Property and equipment-net	5,103
Other assets	258
Total assets	$14,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,984
Accrued expenses	3,822
Derivative financial instrument	367
Deferred revenue	265
Capital lease obligations	35
Total current liabilities	7,473

Derivative financial instrument, less current portion	932
Total liabilities	8,405

Preferred stock, $.0001 par value; 5,000 shares authorized, 0.203667 Series B shares issued (stated value of $4,888;liquidation value of $5,257; cumulative 8% dividends increasing to 12% in July 2005	4,888

Commitments and contingencies (Note 12)

Stockholders’ equity:
Common stock, $.0001 par value; 100,000 authorized; 37,855 shares issued; 37,815 shares outstanding	4
Additional paid-in capital	148,879
Accumulated deficit	(145,768)
Deferred compensation	(1,176)
1,939
Less: Treasury Stock, 40 shares at cost	(240)
Total stockholders’ equity	1,699
Total liabilities and stockholders’ equity	$14,992

See accompanying notes to consolidated financial statements.

GLOWPOINT, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2004
(In thousands, except per share data)
(Restated - Note 3)

Revenue		$15,867
Cost of revenue		16,019
Gross margin (loss)		(152)

Operating expenses:
Research and development		1,078
Sales and marketing		3,265
General and administrative		12,598
Total operating expenses		16,941
Loss from operations		(17,093)

Other (income) expense:
Amortization of deferred financing costs		448
Interest income		(92)
Interest expense		63
Gain on marketable equity securities		(132)
Other income		(5,000)
Amortization of discount on subordinated debentures		2,650
Increase in derivative financial instrument		134
Loss on exchange of debt		743
Total other (income) expense, net		(1,186)
Net loss		(15,907)
Preferred stock dividends		(369)
Net loss attributable to common stockholders		$(16,276)

Net loss attributable to common stockholders per share:
Basic and diluted	$	(0.45)

Weighted average number of common shares outstanding:
Basic and diluted		36,362

See accompanying notes to consolidated financial statements.

GLOWPOINT, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
December 31, 2004
(In thousands)
(Restated - Note 3)

	Common Stock		Additional Paid in	Accumulated	Comprehensive	Deferred	Treasury
	Shares	Amount	Capital	Deficit	income	Compensation	Stock	Total
Balance at January 1, 2004	30,515	$3	$135,730	$(129,492)	$78	$(1,498)	$(240)	$4,581
Net loss	—	—	—	(15,907)	—	—	—	(15,907)
Reversal of unrealized loss upon sale of marketable securities	—	—	—	—	(78)	—	—	(78)
Comprehensive loss	—	—	—	—	—	—	—	(15,985)
Deferred compensation related to the issuance of restricted stock	190	—	511	—	—	(511)	—	—
Amortization of deferred compensation	—	—	—	—	—	699	—	699
Forfeiture of restricted stock	(40)	—	(134)	—	—	134	—	—
Modification of stock options resulting in compensation	—	—	67	—	—	—	—	67
Issuance of stock options for consulting services	—	—	32	—	—	—	—	32
Exercise of stock options	782	—	570	—	—	—	—	570
Exchange of subordinated debentures for preferred stock, common stock and modification of warrants	250	—	743	—	—	—	—	743
Issuance of common stock and warrants in connection with private placement	6,100	1	11,315	—	—	—	—	11,316
Issuance of shares in lieu of interest on subordinated debentures	18	—	45	—	—	—	—	45
Preferred stock dividends	—	—	—	(369)	—	—	—	(369)
Balance at December 31, 2004	37,815	$4	$148,879	$(145,768)	$—	$(1,176)	$(240)	$1,699
)

See accompanying notes to consolidated financial statements.

GLOWPOINT, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31, 2004
(In thousands)
(Restated - Note 3)

Cash flows from operating activities:
Net loss	$(15,907)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,236
Amortization of deferred financing costs	448
Amortization of discount on subordinated debentures	2,650
Equity-based compensation	798
Common stock issued for interest on subordinated debentures	45
Loss on exchange of debt	743
Other expense recognized for the increase in the estimated fair value of the derivative liability	134
Other	(78)
Increase (decrease) in cash attributable to changes in assets and liabilities, net of effects of acquisitions:
Escrowed cash	(2)
Accounts receivable	496
Receivable from Gores Technology Group	(5,539)
Prepaid expenses and other current assets	415
Other assets	(193)
Accounts payable	616
Accrued expenses	1,580
Accrued equity-based compensation	82
Deferred revenue	46
Net cash used in operating activities	(11,430)
Cash flows from investing activities:
Purchases of furniture, equipment and leasehold improvements	(1,097)
Net cash used in investing activities	(1,097)
Cash flows from financing activities:
Proceeds from issuance of common stock and warrants	11,316
Proceeds allocated to derivative financial instrument	1,164
Exercise of stock options	570
Payments on capital lease obligations	(131)
Net cash provided by financing activities	12,919
Increase in cash and cash equivalents	392
Cash and cash equivalents at beginning of year	4,105
Cash and cash equivalents at end of year	$4,497

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$—

Noncash investing and financing activities:
Deferred compensation and additional paid-in capital recorded for the issuance of restricted common stock	$511
Reduction in deferred compensation and additional paid-in capital for the forfeiture of restricted common stock	134
Issuance of Series B convertible preferred stock in exchange for convertible debentures	4,888
Dividends on Series B preferred stock	$369

See accompanying notes to consolidated financial statement

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

Note 1 - The Business

Glowpoint provides comprehensive video communications services. Prior to 2004, Glowpoint, then known as Wire One Technologies, Inc., sold its video solutions (VS) equipment sales business to Gores Technology Group (“Gores”) and accordingly, the accompanying financial statements do not include such operations. (See Note 4). Our services include IP-based and ISDN-based videoconferencing services, which are provided principally on a subscription basis, and managed bridging conferencing services for multi-point video and audio communications among three or more participants. We also provide IP-based broadcasting and event services.

On April 20, 2004, we entered into an agreement with Tandberg, Inc., a wholly owned subsidiary of Tandberg ASA (OSLO: TAA.OL), a global provider of visual communications solutions. As part of the agreement, we acquired for $1.00 certain assets and the customer base of Tandberg owned Network Systems LLC. Network Systems customers, primarily ISDN-based video users, obtained immediate access to our video bridging and webcasting services. As part of the agreement, Tandberg’s corporate use of IP video communications and other telecommunications services, formerly purchased through Network Systems, is being provided exclusively by us under a multi-year agreement. In addition, we assumed contractual commitments with AT&T, MCI and Sprint from Network Systems, which were subsequently consolidated into new agreements with these carriers. For accounting purposes, such commitments did not result in any additional asset or liability recognition. Tandberg named the GlowPoint Certified Program as a recognized external testing partner for its hardware and software products. The transaction was accounted for following purchase accounting under Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”. The fair value of tangible assets acquired and liabilities assumed were nominal. Accordingly, we did not record any value of intangible assets acquired. Results of operations of the acquired business are included in the accompanying financial statements from April 20, 2004, the date of acquisition. The following restated (see Note 3) proforma information gives effect to the acquisition as if it had occurred on January 1, 2004 ($ in thousands, except per share amounts)

Revenue	$16,798
Gross margin	37
Net loss	(15,627)
Net loss attributable to common stockholders	(15,996)
Net loss attributable to common stockholders per share	$(0.44)

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. We incurred a loss from operations of $17.1 million and experienced negative cash flows from operating activities of $11.4 million for the year ended December 31, 2004. At December 31, 2004, we had cash and cash equivalents of $4.5 million, working capital of $2.2 million and an accumulated deficit of approximately $145.8 million. We raised capital in 2005, but continue to sustain losses and negative operating cash flows. In 2006 we commenced a restructuring of the current business (see Note 17) and are working on raising capital to fund such operations. However, there are no assurances that additional capital will be obtained. We believe that our available capital as of December 31, 2004 along with our operating activities will enable us to continue as a going concern through December 31, 2005.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Glowpoint and our wholly owned subsidiaries, AllComm Products Corporation (“APC”), and VTC Resources, Inc. (“VTC”). All material inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

Preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from the estimates made. We periodically evaluate estimates used in the preparation of the financial statements for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation. The significant areas of estimation include determining the allowance for bad debts, accrued sales tax, the estimated life of customer relationships, the estimated lives of property and equipment and the fair value of derivative financial instruments.

Changes to our allowance for bad debts during the year ended December 31, 2004 are summarized as follows (in thousands):

Balance at beginning of year	$190
Charged to expense	412
Deductions	(297)
Balance at end of year	$305

Revenue Recognition

We recognize service revenue related to the Glowpoint network subscriber service and the multi-point video and audio bridging services as service is provided. Customer activation fees are deferred and recognized over the twenty-four month estimated life of our customer relationship, because the value of such activations are closely related to the subsequent delivery of our services. We recognize revenue derived from other sources when services are provided or events occur.

Cash and Cash Equivalents

We consider all highly liquid debt instruments with an original maturity of three months or less when purchased to be cash equivalents.

In September 2003, as a condition to closing the sale of our video solutions equipment sales business, we set aside $335,000 in an interest-bearing escrow account. These funds, including interest thereon, were restricted as to their use until certain calculations required by the asset purchase agreement were agreed between the parties or determined by independent accountants. The $335,000 is included in escrowed cash on the restated consolidated balance sheet at December 31, 2004. Subsequently, we announced that we had entered into a settlement agreement with Gores under which Gores released to us the $335,000, including the interest thereon, that was escrowed.

Concentration of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents, and trade accounts receivable. We place our cash and cash equivalents primarily in commercial checking accounts and money market funds. Commercial bank balances may from time to time exceed federal insurance limits; money market funds are uninsured.

We perform ongoing credit evaluations of our customers. We record an allowance for doubtful accounts based on specifically identified amounts that are believed to be uncollectible. We also record additional allowances based on certain percentages of our aged receivables, which are determined based on historical experience and an assessment of the general financial conditions affecting our customer base. If our actual collections experience changes, revisions to our allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Property and Equipment

Property and equipment are stated at cost. Furniture and office, computer, videoconferencing, bridging and network equipment are depreciated over the estimated useful lives of the related assets, which range from three to six years. Leasehold improvements are amortized over the shorter of either the asset’s useful life or the related lease term. Depreciation is computed on the straight-line method for financial reporting purposes. Property and equipment include fixed assets subject to capital leases which are depreciated over the life of the respective asset.

Long-Lived Assets

We evaluate impairment losses on long-lived assets used in operations, primarily fixed assets, when events and circumstances indicate that the carrying value of the assets might not be recoverable in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. For purposes of evaluating the recoverability of long-lived assets, the undiscounted cash flows estimated to be generated by those assets would be compared to the carrying amounts of those assets. If and when the carrying values of the assets exceed their fair values, the related assets will be written down to fair value.

Income Taxes

We use the liability method to determine our income tax expense or benefit. Deferred tax assets and liabilities are computed based on temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse. Any resulting net deferred tax assets are evaluated for recoverability and, accordingly, a valuation allowance may be established.

Earnings (Loss) per Share

Basic loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted loss per share for 2004 is the same as basic loss per share. A total of 12,592,000 potential common shares for outstanding options and warrants and 2,059,000 shares issuable upon conversion of our Series B Preferred Stock (see Note 18) have been excluded from the calculation of diluted loss per share because the effects would be anti-dilutive.

Stock-based Compensation

We periodically grant stock options to employees and directors in accordance with the provisions of our stock option plans, with the exercise price of the stock options being set at the closing market price of the common stock on the date of grant. We account for our employee stock-based compensation plans under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations, and, accordingly, account for employee stock-based compensation utilizing the intrinsic value method. Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”, establishes a fair value based method of accounting for stock-based compensation plans. We have adopted the disclosure only alternative under SFAS No. 123 and SFAS No. 148 “Accounting For Stock Based Compensation-Transition and Disclosure”, which requires disclosure of the pro forma effects on our net loss attributable to common stockholders and the related per share amounts as if the fair value based method had been adopted as well as certain other information.

Stock options or warrants issued in return for services rendered by non-employees are accounted for using the fair value based method. The following table illustrates the effect on net loss attributable to common shareholders and net loss per share for the year ended December 31, 2004 if the fair value based method had been applied to all awards (in thousands, except per share amounts):

Net loss attributable to common stockholders, as reported	$(16,276)
Add: stock-based employee compensation expense included in reported net loss	766
Deduct: stock-based employee compensation expense determined under the fair value based method	(1,788)
Pro forma net loss attributable to common stock	$(17,298)
Net loss attributable to common stock per share:
Basic and diluted - as reported herein	$(0.45)
Basic and diluted - pro forma	$(0.48)

The weighted average grant date fair value of options granted during 2004 under the Black-Scholes option pricing model was $1.05 per option. The fair value of each option granted in 2004 is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Risk fees interest rates	3.54%
Expected option lives	5 years
Expected volatility	113.20%
Expected dividend yields	None

Fair Value of Financial Instruments

Financial instruments reported in our consolidated balance sheet consist of cash, accounts receivable and accounts payable, the carrying value of which approximated fair value at December 31, 2004 due to their short-term nature.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”, which addresses the accounting for transactions in which a company receives employee services in exchange for (a) equity instruments of the company or (b) incurs liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. It eliminates the ability to account for share based compensation transactions using APB Opinion No. 25 and generally requires that such transactions be accounted for using a fair value based method. Pro forma disclosure will no longer be an alternative. Compensation cost will be recognized over the service period, which would normally be the vesting period of the share-based payment. The Company has adopted SFAS No. 123R effective January 1, 2006 following the modified prospective method. The impact of adopting SFAS 123R cannot be predicted at this time because it will depend on the levels of share-based payments in the future.

In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, an Amendment of APB Opinion No. 29, “Accounting for Nonmonetary Transactions.” SFAS No. 153 is based on the principle that exchange of nonmonetary assets should be measured based on the fair market value of the assets exchanged. SFAS No. 153 eliminates the exception of nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. We do not believe that the adoption of SFAS No. 153 will have a material impact on our consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154 Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS 154”). This Statement replaces APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement is effective for fiscal periods beginning after December 15, 2005 and is not expected to have a significant impact on our financial statements.

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS 155 amends SFAS 133 and SFAS 140, and addresses issues raised in SFAS 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We are currently evaluating the implications of SFAS 155 on our financial statements.

Note 3—Restatements

We have identified errors in previously reported consolidated financial statements and have restated our audited consolidated financial statements as of December 31, 2004 and for the year then ended. We have also restated our unaudited condensed consolidated financial statements as of March 31, 2004, June 30, 2004, September 30, 2004 and for the three months ended March 31, 2004, the three and six months ended June 30, 2004, the three and nine months ended September 30, 2004 and the three months ended December 31, 2004. These restatements relate to additional accruals for (i) estimated sales and use taxes, regulatory fees and related penalties and interest and (ii) a tax obligation of a predecessor of Glowpoint. The restatement had the following effect as of December 31, 2004 and for the year then ended:

Accrued expenses - Accrued expenses as of December 31, 2004 were increased by $1,401,000.

Accumulated deficit - Our accumulated deficit at December 31, 2004 has been increased by $1,401,000, which reflects an increase of $577,000 as of January 1, 2004 and an increase in our net loss for the year ended December 31, 2004 of $824,000.

General and administrative - General and administrative expenses for the year ended December 31, 2004 were increased by $824,000.

The following tables summarize the account balances that have been restated (in thousands, except per share amounts):

	Previously Reported	As Restated	Previously Reported	As Restated	Previously Reported	As Restated	Previously Reported	As Restated
Balance sheets:	March 31, 2004		June 30, 2004		September 30, 2004		December 31, 2004
	(unaudited)		(unaudited)		(unaudited)
Accrued expenses	$1,132	$1,836	$2,309	$3,220	$1,845	$3,004	$2,421	$3,822
Total current liabilities	6,438	7,142	6,987	7,898	6,984	8,143	6,072	7,473
Total liabilities	7,615	8,319	8,194	9,105	8,089	9,248	7,004	8,405
Accumulated deficit	(136,516)	(137,220)	(140,220)	(141,131)	(144,177)	(145,336)	(144,367)	(145,768)
Total stockholders’ equity	$10,130	$9,426	$6,989	$6,078	$3,082	$1,923	$3,100	$1,699

	Previously Reported	As Restated	Previously Reported	As Restated	Previously Reported	As Restated	Previously Reported	As Restated
Statements of Operations:	Three months ended March 31, 2004		Three months ended June 30, 2004		Three months ended September 30, 2004		Three months ended December 31, 2004
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
General and administrative	$2,482	$2,609	$2,760	$2,967	$2,870	$3,118	$3,662	$3,904
Total operating expenses	3,279	3,406	3,703	3,910	4,114	4,362	5,021	5,263
Loss from operations	(3,632)	(3,759)	(3,596)	(3,803)	(3,971)	(4,219)	(5,070)	(5,312)
Net loss	(7,526)	(7,653)	(3,607)	(3,814)	(3,858)	(4,106)	(92)	(334)
Net loss attributable to common stockholders	(7,600)	(7,727)	(3,704)	(3,911)	(3,957)	(4,205)	(191)	(433)
Net loss per share - basic and diluted	$(0.23)	$(0.24)	$(0.10)	$(0.10)	$(0.10)	$(0.11)	$(0.01)	$(0.01)

	Previously Reported	As Restated	Previously Reported	As Restated	Previously Reported	As Restated
Statements of Operations:	Six months ended June 30, 2004		Nine months ended September 30, 2004		Year ended December 31, 2004
	(unaudited)		(unaudited)
General and administrative	$5,242	$5,576	$8,112	$8,694	$11,774	$12,598
Total operating expenses	6,982	7,316	11,096	11,678	16,117	16,941
Loss from operations	(7,228)	(7,562)	(11,199)	(11,781)	(16,269)	(17,093)
Net loss	(11,133)	(11,467)	(14,991)	(15,573)	(15,083)	(15,907)
Net loss attributable to common stockholders	(11,304)	(11,638)	(15,261)	(15,843)	(15,452)	(16,276)
Net loss per share - basic and diluted	$(0.32)	$(0.33)	$(0.43)	$(0.44)	$(0.42)	$(0.45)

Note 4—Sale of VS Business

In September 2003, we completed the sale of all of the assets of our VS business to Gores pursuant to the terms of an asset purchase agreement dated as of June 10, 2003. The total consideration payable to us under the agreement was up to $24 million, consisting of $21 million in cash, of which $19 million was payable as of closing ($335,000 was placed in an escrow account) and $2 million was held back by Gores to cover potential purchase price adjustments, an unsecured $1 million promissory note maturing on December 31, 2004 and bearing an interest rate of 5% per annum and up to $2 million in earn-out payments based on performance of the assets over the two years following the closing. As partial consideration for the purchase of assets, Gores also assumed certain liabilities related to the VS segment, including (1) all liabilities to be paid or performed after the closing date that arose from or out of the performance or non-performance by Gores after the closing date of any contracts included in the assets or entered into after June 10, 2003 and (2) our accounts payable, customer deposits, deferred revenue and accrued liabilities related to the VS segment.

Pursuant to the agreement, Gores agreed that, for a period of three years commencing on the closing date, it would not, directly or indirectly, acquire or own any equity interest in certain of our competitors identified in the agreement. The agreement further provided that Gores could acquire an identified competitor upon payment to us of a one-time fee of $5 million. During 2004 Gores acquired V-SPAN, Inc., which was one of the identified competitors. Accordingly, other income for the year ended December 31, 2004 includes $5 million pursuant to the agreement with Gores as their acquisition of V-SPAN closed in November 2004.

Following the closing of the sale to Gores, we were unable to reach agreement with Gores on the amount, if any, of the adjustment to be made to the purchase price, which was based on the net assets, as defined, of the VS business sold to Gores as of June 30, 2003. Consequently, we entered into arbitration with Gores in July 2004, with PriceWaterhouseCoopers as the arbitrator. On January 12, 2005, we announced that PriceWaterhouseCoopers had rendered its decision. The arbitrator concluded that the net assets of the VS business sold to Gores should be reduced by $4.3 million.

On March 7, 2005, we announced that we had entered into a settlement agreement with Gores, resolving the outstanding disputes between the companies relating to the sale of the assets of the VS business, various payables between the companies and Gores’ acquisition of V-SPAN. Pursuant to the agreement, Gores paid us $2.75 million and released the $335,000, including interest thereon that was escrowed at the closing of the asset sale. We dismissed our lawsuit against Gores relating to the V-SPAN acquisition. We will not receive any payments under the earnout provision in the agreement.

The ultimate settlement of amounts due to/from Gores that arose subsequent to the transaction closing date and unrelated to the sale transaction, including $363,000 of revenue that we recognized in 2004, were previously included in the determination of the loss on the sale. The restated financial statements exclude these amounts from the gain on the sale and a gain or loss from the settlement of these items will be recognized in 2005 when the settlement was reached with Gores.

The arbitrator’s adjustment of $4,340,000 related to the correction of specific financial reporting errors. Accordingly, the accompanying financial statements reflect these items prior to 2004 and the gain or loss on the transaction is accounted for upon the closing in 2003. Additionally, the accompanying financial statements reflect a receivable from Gores of $2,750,000 relating to the sale and the payment due from Gores in connection with their acquisition of V-SPAN, net of $379,000 due to Gores from items arising subsequent to the sale transaction. Pursuant to the settlement agreement with Gores in 2005, each party was released from amounts due to the other beyond the payment by Gores of $2,750,000 and the release of the escrow cash to us. Accordingly, we will recognize a $379,000 gain on settlement in 2005.

Note 5—Prepaid Expenses and Other Current Assets

Other current assets consist of the following at December 31, 2004 (in thousands):

Prepaid installation costs	$66
Prepaid maintenance contracts	108
Prepaid insurance	70
Other current assets	310
$554

Note 6—Property and Equipment

Property and equipment consist of the following at December 31, 2004 (in thousands):

		Estimated Useful Life
Leasehold improvements	$115	5 Years
Office furniture and equipment	352	5 Years
Computer equipment and software	1,757	3 Years
Videoconferencing equipment	74	3 Years
Bridging equipment	1,546	5 Years
Network equipment	7,078	5 Years
	10,922
Accumulated depreciation	(5,819)
	$5,103

Depreciation expense was $2,236,000 for the year ended December 31, 2004, which includes depreciation expense of $47,000 for 2004 on fixed assets subject to capital leases. The equipment under capital leases as of December 31, 2004 had a cost of $258,000, accumulated depreciation of $80,000 and a net book value of $178,000.

Note 7—Accrued Expenses

Accrued expenses consist of the following at December 31, 2004 (in thousands):

Accrued compensation	$723
Accrued dividends	368
Accrued taxes, regulatory fees and related penalties and interest (see Note 3)	1,940
Other accrued expenses	791
$3,822

Note 8—Bank Loan Payable and Long-Term Debt

Bank Loan Payable

In February 2004, we terminated a working capital credit facility with JPMorgan Chase. As a result of the termination of this credit facility, we wrote off $85,000 of unamortized deferred financing costs to expense in the first quarter of 2004.

Note 9—Subordinated Debentures

In December 2002, we raised net proceeds of $4.2 million in a private placement of $4,888,000 principal amount of 8% convertible debentures. The debentures were convertible into 2,036,677 shares of common stock at $2.40 per share. The debentures were to mature in February 2004, or 90 days following the expiration (in May 2005) or earlier termination of the credit facility, whichever was later. We had the option of paying interest quarterly on the debentures in the form of either cash or shares of our common stock. Investors in the private placement also received five-year warrants to purchase 814,668 shares of common stock at an exercise price of $3.25 per share. The warrants are subject to certain anti-dilution adjustments. As of December 31, 2004 the exercise price of these warrants was $2.64, which has been further adjusted to $2.47 in connection with a March 2005 financing. We also issued to our placement agent warrants to purchase 40,733 shares of common stock at an exercise price of $0.001 per share with an expiration date of January 31, 2008.

We allocated the proceeds received to the debentures and the related warrants based on the relative fair value method. The fair value of the debentures was determined based on the market value of the 2,036,677 common shares into which the debentures were convertible and the fair value of the warrants was determined using the Black Scholes pricing model. Of the proceeds, $1,292,000 was allocated to the warrants and was recorded as debt discount and additional paid-in capital and $3,596,000 was allocated to the debentures. Based on the market value of the common shares issuable upon conversion, as compared to the proceeds allocated to the debentures, further debt discount and additional paid-in capital of $2,107,000 was recorded for the beneficial conversion feature. The aggregate discount of $3,399,000 has been amortized over the term to maturity following the effective yield method.

In January 2004, in exchange for the cancellation and termination of the debentures and forfeiture of any and all rights of collection, claim or demand under the debentures, we agreed to give the holders of the debentures: (i) an aggregate of 203.667 shares of series B convertible preferred stock; (ii) an aggregate of 250,000 shares of restricted common stock; and (iii) a reduction of the exercise price of the warrants issued pursuant to the original purchase agreement from $3.25 to $2.75. As a result of this exchange, the unamortized discount on subordinated debentures was written off to expense, resulting in amortization of discount of $2,650,000 for the year ended December 31, 2004.

We incurred costs of $609,000 in connection with the financing, which were allocated to the warrants and the convertible debentures based on their relative fair values. The portion allocated to the warrants was recorded as a reduction to additional paid-in capital and the portion allocated to the convertible debentures was recorded as deferred financing costs, which have been amortized consistently with the debt discount. Upon the exchange in January 2004, the unamortized deferred financing costs were written off to expense, resulting in amortization of financing costs of $363,000 for the year ended December 31, 2004.

Note 10—Stockholders’ Equity

Common Stock

In February 2004, we raised net proceeds of $12.4 million in a private placement of 6,100,000 shares of our common stock at $2.25 per share. Investors in the private placement were also issued 1,830,000 common stock purchase warrants at an exercise price of $2.75 per share. The warrants expire five and a half years after the closing date. The warrants are subject to certain anti-dilution protection. The exercise price of the warrants was adjusted to $2.56 as a result of a March 2005 financing. We also issued to our placement agent five-year warrants to purchase 427,000 shares of common stock at an exercise price of $2.71 per share with an estimated fair value of $895,000.

The registration rights agreement associated with the February 2004 financing provides for liquidated damages of 3% of the aggregate purchase price for the first month and 1.5% for each subsequent month if we failed to register such shares of common stock, including the shares of common stock underlying the warrants, or maintain the effectiveness of such registration. We account for the registration rights agreement as a separate freestanding instrument and account for the liquidated damages provision as a derivative liability subject to SFAS No. 133. The estimated fair value of the derivative liability is based on estimates of the probability and costs expected to be incurred and such estimates are revalued at each balance sheet date with changes in value recorded as other income or expense. Approximately $1,164,000 of the proceeds of the financing were attributed to the estimated fair value of the derivative liability. As of December 31, 2004, we estimated the fair value of the derivative liability to be $1,298,000 and recognized other expense of $134,000 for the year ended December 31, 2004.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock. Except for the 2,450 shares of Series A preferred stock issued prior to 2004 (all of which were converted into common stock prior to 2004) and the 203.667 shares of Series B preferred stock issued in January 2004, the rights and privileges of the preferred stock have not yet been designated.

In January 2004, in exchange for the cancellation and termination of debentures with an aggregate face value of $4,888,000 and forfeiture of any and all rights of collection, claim or demand under the notes, we issued to the holders of the debentures: (i) an aggregate of 203.667 shares of Series B preferred stock with an aggregate stated value of $4,888,000; (ii) an aggregate of 250,000 shares of restricted common stock; and (iii) a reduction of the exercise price of the warrants issued pursuant to the original purchase agreement from $3.25 to $2.75.

The Series B preferred stock ranks senior to our common stock and subordinate to any indebtedness we may have outstanding. The Series B preferred stockholders are entitled to receive dividends at the rate of eight percent (8%) of the stated value per share of $24,000 per share per year through July 21, 2005, increasing to twelve percent (12%) on July 22, 2005, payable annually at our option in cash or shares of common stock. We must obtain the affirmative vote of the holders of at least 75% of the outstanding shares of Series B preferred stock in order to issue any securities ranking senior to or on a parity with the Series B preferred stock. Other than as described in the preceding sentence or as required by Delaware law, the Series B preferred stock has no voting rights. If we liquidate, dissolve or wind up our affairs, the holders of the Series B preferred stock are entitled to receive a liquidation preference equal to the stated value per share plus accrued and unpaid dividends. The Series B preferred stock is convertible into our common stock at the conversion price of $2.40 per share of common stock. Upon a change of control, the holders of the Series B preferred stock can require that we redeem their shares at the stated value per share plus accrued and unpaid dividends. We also have the option to redeem the outstanding shares of Series B preferred stock at a price per share equal to 110% of the stated value plus accrued and unpaid dividends. The fair value of the Series B preferred shares issued in the exchange was equal to the fair value of the convertible debentures because the same number of shares of common stock are issuable upon conversion by the holders. We recognized a loss on the exchange of $743,000, reflecting the fair value of the 250,000 shares of restricted common stock and the incremental fair value of the warrants resulting from the modification to the exercise price.

As a result of the February 2004 financing, the conversion price of the Series B preferred stock was reduced to approximately $2.374. Accordingly, as of December 31, 2004, the Series B preferred shares outstanding were convertible into approximately 2,059,000 shares of common stock. As a result of a March 2005 financing, the conversion price was further adjusted to $2.242.

Note 11—Stock Options and Warrants

Glowpoint 2000 Stock Incentive Plan

Pursuant to the Glowpoint 2000 Stock Incentive Plan (the “2000 Plan”), as amended, 4,400,000 shares of common stock have been reserved for issuance thereunder. The 2000 Plan permits the grant of incentive stock options (“ISOs”) to employees or employees of our subsidiaries. Non-qualified stock options (“NQSOs”) may be granted to employees, directors and consultants. As of December 31, 2004, options to purchase a total of 3,140,000 shares were outstanding and 854,000 shares remained available for future issuance under the 2000 Plan.

The exercise price of the awards is established by the administrator of the plan and, in the case of ISOs issued to employees who are less than 10% stockholders, the per share exercise price must be equal to at least 100% of the fair market value of a share of the common stock on the date of grant or not less than 110% of the fair market value of the shares in the case of an employee who is a 10% stockholder. The administrator of the plan determines the terms and provisions of each award granted under the 2000 Plan, including the vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment, payment contingencies and satisfaction of any performance criteria.

1996 Stock Option Plan

Under the 1996 Stock Option Plan (the “1996 Plan”), as amended, 2,475,000 shares of common stock have been reserved for issuance thereunder. The 1996 Plan provides for the granting of options to officers, directors, employees and advisors. The exercise price of incentive stock options (“ISOs”) issued to employees who are less than 10% stockholders shall not be less than the fair market value of the underlying shares on the date of grant or not less than 110% of the fair market value of the shares in the case of an employee who is a 10% stockholder. The exercise price of stock options shall not be less than the par value of the shares to which the option relates. Options are not exercisable for a period of one year from the date of grant. Under the 1996 Plan, no individual will be granted ISOs corresponding to shares with an aggregate exercise price in excess of $100,000 in any calendar year less the aggregate exercise price of shares under other stock options granted to that individual that vest in such calendar year. The 1996 Plan will terminate in 2006. No options were granted under the 1996 Plan in 2004. As of December 31, 2004, options to purchase a total of 67,000 shares were outstanding and no shares remained available for future issuance under the 1996 Plan.

VTI Stock Option Plans

Under stock option plans assumed with a merger prior to 2004, options to purchase a total of 223,000 shares of our common stock were outstanding as of December 31, 2004. The plans will terminate in 2009. No options were granted under these Plans in 2004 and as of December 31, 2004 no shares remained available for future issuance.

We have also issued stock options outside of our qualified plans. At December 31, 2004, the total of these options outstanding was 1,533,000.

A summary of options issued under our plans and other options outstanding as of December 31, 2004, is presented below (options in thousands):

	Number of Options	Weighted Average Exercise Price
Options outstanding, January 1, 2004	5,793	$3.12
Granted	1,491	1.30
Exercised	(782)	0.73
Forfeited	(1,539)	3.90
Options outstanding, December 31, 2004	4,963	$2.71

Shares of common stock available for future grant under company plans.	854

Additional information as of December 31, 2004 with respect to all outstanding options is as follows (options in thousands):

	Outstanding			Exercisable
Range of Price	Number of Options	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$0.57 - 1.13	323	7.75	$1.09	285	$1.03
1.19 - 2.55	1,647	8.67	1.43	430	1.83
2.63 - 3.97	2,615	4.68	3.34	2,405	3.33
4.12 - 5.50	294	5.96	4.97	261	5.03
5.76 - 9.85	84	0.23	6.82	84	6.82
$0.57 - 9.85	4,963	6.23	$2.71	3,465	$3.17

We have elected to use the intrinsic value-based method of APB Opinion No. 25 to account for awards under our employee stock-based compensation plans. Accordingly, no compensation cost has been recognized in the accompanying financial statements for stock options issued to employees because the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option.

Equity-based expenses recognized in our statement of operations totaled $925,000 in 2004. We recorded amortization of deferred compensation from the issuance of restricted stock of $699,000 and recognized $67,000 related to the extension of certain options. In addition, we recorded consulting expense of $114,000 ($32,000 for options that vested during 2004) related to the issuance of stock options and interest expense of $45,000 related to shares of common stock issued to subordinated debenture holders in lieu of cash interest payments.

During the year ended December 31, 2004, we received $570,000 from the exercise of stock options.

At December 31, 2004, we had outstanding warrants which can be exercised for 7,486,000 shares of common stock. For the 2,257,000 warrants that were issued in 2004, the weighted average grant date fair value as determined by the Black-Scholes option pricing model was $1.95.

Additional information as of December 31, 2004 with respect to all outstanding warrants is as follows (warrants in thousands):

Range of Price	Number Outstanding	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price
$0.001	3	2.96	$0.001
1.00 - 2.43	604	2.22	2.06
2.71 - 2.75	3,072	3.82	2.72
4.41 - 6.24	2,041	1.46	5.04
8.69 - 9.23	1,747	1.23	8.46
$0.001 - 9.23	7,467	2.44	$4.64

Principally all of the warrants are subject to anti-dilution adjustments.

Note 12—Commitments and Contingencies

Employment Agreements

We have entered into employment agreements with our President and Chief Executive Officer (“CEO”), our Executive Vice President and Chief financial Officer (“CFO”) and our Executive Vice President and Chief Technology Officer (“CTO”) which provide for:

CEO—We entered into an agreement with the CEO having a three-year term commencing October 15, 2003. Under the agreement, the CEO will receive a defined annual base salary for each year of employment, annual incentive compensation in an amount equivalent to fifty percent (50%) of his then annual base salary subject to the achievement of goals and metrics established by the CEO and the Compensation Committee of the board of directors, with such goals and metrics being updated on an annual basis. The agreement provided for an award of 360,000 shares of restricted common stock, the fair value of which was determined to be $1,116,000. Compensation expense will be recorded evenly over the life of the employment agreement. Compensation expense of $372,000 was recorded during the year ended December 31, 2004. Under the agreement, we must secure and pay the premium on a $2,000,000 life insurance policy payable to the CEO’s designated beneficiary. Either we or the CEO may terminate his employment at any time, for any reason or no reason at all; however, if the CEO is terminated without cause or resigns for good reason or if he dies, he is entitled to one year of his then annual base salary, one year of his then annual incentive compensation, and one year of accelerated vesting on the restricted stock granted under the employment agreement. If the CEO’s employment is terminated with cause or if he voluntarily resigns, he is entitled to his base salary and other benefits through the last day actually worked.

Executive Vice President and Chief Financial Officer—We entered into an agreement with the CFO having a three-year term commencing December 7, 2004. Under the agreement, the CFO is entitled to annual base salary, annual incentive compensation in an amount equivalent to forty percent (40%) of his then annual base salary subject to the achievement of goals and metrics established by the President and CEO with such goals and metrics being updated on an annual basis and a grant of an option to purchase 125,000 shares of common stock under the 2000 Plan, vesting in three equal annual installments. Either we or the CFO may terminate his employment at any time, for any reason or no reason at all; however, if the CFO is terminated without cause or resigns for good reason or if he dies, he is entitled to six months of his then annual base salary, as well as the pro-rated amount of incentive compensation due as of the effective date of termination and one year of accelerated vesting of the stock options granted under the employment agreement. If the CFO's employment is terminated with cause or if he voluntarily resigns, he is entitled to his base salary and other benefits through the last day actually worked.

Executive Vice President and Chief Technology Officer—We entered into an agreement with the CTO having a three-year term commencing January 1, 2001, which has been subsequently amended numerous times to reflect agreed upon annual base salary, incentive compensation and other stock option grants. Under the current three year agreement, the CTO is entitled to an annual base salary in each year, an ability to earn annual incentive compensation in an amount equivalent to forty percent (40%) of his then annual base salary, subject to the achievement of goals and metrics established by the CEO, with such goals and metrics being updated on an annual basis. , In addition, the CTO’s agreement stipulates that if we enter into a sale agreement during the term of the agreement and the CTO realizes less than $200,000 from the exercise of all outstanding options, then he is entitled to a bonus in an amount equal to the difference between $200,000 and the amount realized. The agreement also provides for a grant of an option to purchase 100,000 shares of common stock under the 2000 Plan, with 25% vesting immediately and the remaining options vesting in three equal annual installments at the anniversary date of the agreement. Either we or the CTO may terminate his employment at any time, for any reason or no reason at all; however, if the CTO is terminated without cause or resigns for good reason or if he dies, he is entitled to one year of his then annual base salary and one year of accelerated vesting of the stock options granted under the amended employment agreement. If the CTO’s employment is terminated with cause or if he voluntarily resigns, he is entitled to his base salary and other benefits through the last day actually worked.

Operating Leases

We lease several facilities under operating leases expiring through 2005. Certain leases require us to pay increases in real estate taxes, operating costs and repairs over certain base year amounts. Lease payments for the years ended December 31, 2004 were approximately $304,000. These amounts are inclusive of rent expense that was related to our discontinued VS and AV operations.

Future minimum rental commitments under all non-cancelable leases as of December 31, 2004 aggregated $243,000 for the year ending December 31, 2005.

Capital Lease Obligations

We lease certain equipment under non-cancelable lease agreements. These leases are accounted for as capital leases. Future minimum lease payments under capital lease obligations at December 31, 2004 of $35,000 are due during 2005.

Note 13—Income Taxes

We had no tax provision for the year ended December 31, 2004. Our effective tax rate differs from the statutory federal tax rate as shown in the following table (in thousands):

U.S. federal income taxes at the statutory rate	$(5,401)
State taxes, net of federal effects	(953)
Beneficial conversion feature	1,060
Nondeductible loss on exchange of debt	297
Change in valuation allowance	4,401
Adjustments to prior years’ options and other charges	419
Other	177
$—

The tax effect of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2004 is presented below (in thousands):

Deferred tax assets:
Tax benefit of operating loss carry forwards	$36,076
Reserves and allowances	962
Accrued expenses	670
Goodwill	807
Equity-based compensation	1,223
Unrealized loss on derivative financial instrument	54
Other	8
Total deferred tax assets	39,800
Deferred tax liabilities:
Fixed assets	121
Sub-total	39,679
Valuation allowance	(39,679)
Net deferred tax liabilities	$—

We and our subsidiaries file federal returns on a consolidated basis and separate state tax returns. At December 31, 2004, we have net operating loss (NOL) carry-forwards of approximately $93 million each for federal and state income tax purposes, respectively, which expire in various amounts through 2024. The utilization of a portion of our NOL is limited each year as a result of an “ownership change” (as defined by Section 382 of the Internal Revenue Code of 1986, as amended). Our NOL’s may be subject to further limitation due to past and future issuances of stock. We provide a full valuation allowance, which increased by $4,401,000 during 2004, against our deferred tax assets due to the uncertainly about the realization of such assets. Management expects to maintain the valuation allowance on our tax benefits until profitability is sustained over a long enough period for us to conclude that it is more likely than not that a portion or all of our deferred tax assets will be realized.

Note 14—401(k) Plan

We have adopted a 401(k) retirement plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan covered substantially all employees who met minimum age and service requirements. The plan was non-contributory on our part. Effective with the merger with VTI, we assumed the 401(k) Plan of VTI, combined its assets with those of the existing plan and began making contributions to the plan. Employer contributions to the 401(k) plan for the years ended December 31, 2004 were approximately $26,000.

Note 15—Related Parties

We receive financial and tax services from an accounting firm in which one of our directors is a partner. For the year ended December 31, 2004, we incurred fees for these services of approximately $23,000.

Note 16—Quarterly Financial Data (Unaudited)

The following is a summary of our unaudited restated quarterly results of operations for 2004 (in thousands, except per share amounts) (See Note 3).

1st Quarter
	Net revenue	$3,186
	Gross margin	(353)
	Loss from operations	(3,759)
	Net loss	(7,653)
	Net loss attributable to common stockholders	(7,727)
	Net loss per share - basic and diluted	$(0.24)

2nd Quarter
	Net revenue	$4,179
	Gross margin	107
	Loss from operations	(3,803)
	Net loss	(3,814)
	Net loss attributable to common stockholders	(3,911)
	Net loss per share - basic and diluted	$(0.10)

3rd Quarter
	Net revenue	$4,383
	Gross margin	143
	Loss from operations	(4,219)
	Net loss	(4,106)
	Net loss attributable to common stockholders	(4,205)
	Net loss per share - basic and diluted	$(0.11)

4th Quarter
	Net revenue	$4,119
	Gross margin	(49)
	Loss from operations	(5,312)
	Net loss	(334)
	Net loss attributable to common stockholders	(433)
	Net loss per share - basic and diluted	$(0.01)

Net loss per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly net loss per share figure in 2004 does not equal the total computed for that year.

Note 17—Subsequent Events

In March 2005, we entered into a common stock purchase agreement with several unrelated institutional investors in connection with the offering of (i) an aggregate of 6,766,667 shares of our common stock and (ii) warrants to purchase up to an aggregate of 2,706,667 shares of our common stock. We received proceeds from the sale of these shares and warrants equal to approximately $10.15 million, less our expenses relating to the sale, which were approximately $760,500, a portion of which represents investment advisory fees totaling $710,500 to Burnham Hill Partners, our financial advisor. The warrants that were issued are exercisable for a five-year term and have an exercise price of $2.40 per share. The warrants may be exercised by cash payment of the exercise price or by “cashless exercise.”

In March 2005, 83.333 shares of our outstanding Series B convertible preferred stock were exchanged for 1,333,328 shares of our common stock and warrants to purchase 533,331 shares of our common stock.

In April, 2005, we amended our operating lease for our Hillside, NJ office to extend the term of the lease through April 2007. At such time, we also increased the square feet under lease. Payments due under the amended lease aggregate $197,000, $218,000 and $73,000 for the years ending December 31, 2005, 2006 and 2007, respectively, excluding operating cost.

In March 2006, we implemented a corporate restructuring plan designed to reduce ongoing operating, sales and general and administrative costs. As part of the strategic initiative, we made management changes, including the promotion of Michael Brandofino to Chief Operating Officer with principal responsibility for the implementation and management of the restructuring plan. We also announced that Gerard Dorsey, executive vice president and chief financial officer since December 2004, left Glowpoint in April 2006 to pursue other opportunities. He transitioned his responsibilities to Edwin Heinen, Glowpoint's vice president and controller, who became Chief Financial Officer upon Mr. Dorsey's departure.